                                                                  EXHIBIT 4.1(d)

                      AMENDMENT NO. 3 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this "Amendment"), dated as of June 24, 1999, is between Citation Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of November 25, 1998, as amended by the Amendment to Rights Agreement, dated as of December 10, 1998, and Amendment No. 2 to Rights Agreement, dated as of May 20, 1999, between the Company and the Rights Agent (collectively, the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to further amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.   Amendment of Section 1.
          ----------------------

     Section 1 of the Rights Agreement is amended by adding thereto new subsections (nn) and (oo) which shall read as follows:

          "(nn) `Merger Agreement' shall mean the Agreement and Plan of Merger and Recapitalization, dated as of June 24, 1999, by and between the Company and RSJ Acquisition Co., as the same may be amended from time to time.

          (oo) `Voting Agreement' shall mean the Voting Agreement, dated as of June 24, 1999, among RSJ Acquisition Co. and the Stockholders (as defined therein), as the same may be amended from time to time."

     2.   Amendment of Section 7.
          ----------------------

     Paragraph (a) of Section 7 of the Rights Agreement is amended by deleting the word "or" immediately preceding clause (iii) thereof and by adding the following new phrase immediately following clause (iii) thereof: "or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)."

     3.   Addition of New Section 35.
          --------------------------

     The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

          "Section 35.  Exception For Merger Agreement. Notwithstanding any
                        ------------------------------
          provision of this Agreement to the contrary, neither a Distribution Date, Flip-In Event nor a Stock Acquisition Date shall be deemed to have occurred, none of Merger Co. (as defined in the Merger Agreement) or any of its Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement, the Voting Agreement or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, including the Merger (as defined in the Merger Agreement), and by the Voting Agreement."

     4.   Effectiveness.
          -------------

     This Amendment shall be deemed effective as of June 24, 1999 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     5.   Miscellaneous.
          -------------

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.



Attest:                                 CITATION CORPORATION



By /s/ Stanley B. Atkins                By /s/ Frederick F. Sommer
   ---------------------                   -----------------------
Name:  Stanley B. Atkins:               Name:  Frederick F. Sommer
Title: Vice President and               Title: President and CEO
       Corporate Secretary


WITNESS:                                THE BANK OF NEW YORK



By: /s/ John Sivertsen                  By /s/ Ralph Chianese
    ---------------------                  -----------------------
Name:  John Sivertsen                   Name:  Ralph Chianese
Title: Vice President                   Title: Vice President